Exhibit 4.5

SUPPLEMENTAL INDENTURE

between

SUNTRUST BANKS, INC.

and

U.S. BANK NATIONAL ASSOCIATION

Dated as of October 25, 2006

Supplement to Junior Subordinated Indenture, dated as of (            ), 2006

ARTICLE VIII MISCELLANEOUS		23

Section 8.1	Effectiveness.	23
Section 8.2	Successors and Assigns.	23
Section 8.3	Further Assurances.	23
Section 8.4	Effect of Recitals.	23
Section 8.5	Ratification of Indenture.	23
Section 8.6	Governing Law.	24

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SUPPLEMENTAL INDENTURE, dated as of October 25, 2006, between SUNTRUST BANKS, INC., a Georgia corporation (the “Company”), having its principal office at 303 Peachtree Street, NE, Atlanta, Georgia 30308, and U.S. BANK NATIONAL ASSOCIATION, as Trustee (hereinafter called the “Trustee”).

RECITALS OF THE COMPANY

The Company and the Trustee entered into a Junior Subordinated Indenture, dated as of October 25, 2006 (the “Indenture”).

Section 9.1 of the Indenture provides that the Indenture may be amended or supplemented without the consent of any Holder to add to, change or eliminate any of the provisions of the Indenture, provided that any such addition, change or elimination (a) shall become effective only when there is no Security Outstanding of any series created prior to the execution of such supplemental indenture that is entitled to the benefit of such provision or (b) shall not apply to any Outstanding Securities.

The Company has delivered to the Trustee an Opinion of Counsel and an Officers’ Certificate pursuant to Section 9.3 of the Indenture to the effect that all conditions precedent provided for in the Indenture to the Trustee’s execution and delivery of this Supplemental Indenture have been complied with.

SunTrust Preferred Capital I, a Delaware statutory trust (the “Issuer Trust”), has offered to the public its trust preferred securities known as Preferred Purchase Securities (the “PPS”), which are beneficial interests in the Issuer Trust, and proposes to invest the proceeds from such offering, together with the proceeds of the issuance and sale by the Issuer Trust to the Company of its Common Securities (the “Trust Common Securities” and together with the PPS, the “Trust Securities”), in the Notes (as defined herein).

The Notes will be subject to Remarketing, in connection with which certain terms of the Notes may be changed, all in accordance with the procedures to be set forth in a Remarketing Agreement, to be entered into prior to the first Remarketing (as amended or supplemented from time to time, the “Remarketing Agreement”), among the Company, U.S. Bank National Association, as property trustee of the Issuer Trust, and the remarketing agent named in the Remarketing Agreement (including any successor or replacement, the “Remarketing Agent”).

The Company has requested that the Trustee execute and deliver this Supplemental Indenture and satisfy all requirements necessary to make this Supplemental Indenture a valid instrument in accordance with its terms, and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company and all acts and things necessary have been done and performed to make this Supplemental Indenture enforceable in accordance with its terms, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH: For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

For all purposes of this Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(a) Terms defined in the Indenture, the Declaration of Trust or the Stock Purchase Contract Agreement have the same meaning when used in this Supplemental Indenture unless otherwise specified herein.

(b) The terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular.

(c) The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision, and any reference to an Article, Section or other subdivision refers to an Article, Section or other subdivision of this Supplemental Indenture.

“Administrative Trustee” means, in respect of SunTrust Preferred Capital I, Raymond D> Fortin, Jerome T. Lienhard and Kenneth R. Houghton, each an individual identified as an “Administrative Trustee” in the Declaration of Trust, solely in such individual’s capacity as Administrative Trustee of SunTrust Preferred Capital I under the Declaration of Trust and not in such individual’s individual capacity, or any successor Administrative Trustee appointed as therein provided.

“Collateral Agent” means The Bank of New York Trust Company, N.A., as Collateral Agent under the Collateral Agreement until a successor Collateral Agent shall have become such pursuant to the applicable provisions of the Collateral Agreement, and thereafter “Collateral Agent” shall mean the Person who is then the Collateral Agent thereunder.

“Collateral Agreement” means the Collateral Agreement, dated as of October •, 2006, among the Company, the Issuer Trust (acting through the Property Trustee), the Collateral Agent, the Custodial Agent, the Securities Intermediary and the Securities Registrar.

“Commercially Reasonable Efforts” by the Company to sell shares of its common stock or non-cumulative perpetual preferred stock means commercially reasonable efforts to complete the offer and sale of shares of its common stock or non-cumulative perpetual preferred stock, as the case may be, to third parties that are not affiliates of the Company in public offerings or private placements; provided that the Company shall be deemed to have used such Commercially Reasonable Efforts if a Market Disruption Event occurs and for so long as it continues regardless of whether the Company makes any offers or sales during such period.

“Creditor” has the meaning specified in Section 4.1(b).

“Custodial Agent” means The Bank of New York Trust Company, N.A., as Custodial Agent under the Collateral Agreement until a successor Custodial Agent shall have become such pursuant to the applicable provisions of the Collateral Agreement, and thereafter “Custodial Agent” shall mean the Person who is then the Custodial Agent thereunder.

“Declaration of Trust” means the Amended and Restated Declaration of Trust, dated as of October 25, 2006, among the Company, as Sponsor, the Property Trustee, the Delaware Trustee, the Administrative Trustees (each as named therein) and the several Holders of the Trust Securities.

“Early Remarketing” has the meaning specified in Section 3.4.

An “Early Settlement Event” shall be deemed to have occurred if: (i) the Company’s “total risk-based capital ratio” is less than 10%, (ii) the Company’s “Tier 1 risk-based capital ratio” is less than 6%, (iii) the Company’s “leverage capital ratio” is less than 4%; (iv) the Federal Reserve, in its discretion, anticipates that the Company may fail one or more of the capital tests referred to above in the near term and delivers a notice to the Company so stating; or (v) the Issuer Trust is dissolved pursuant to Section 9.2(c) of the Declaration of Trust, where the related Early Settlement Event in the case of the tests described in each of (i), (ii) and (iii) above will be deemed to occur on the date the Company files a Form FR Y-9 showing in Schedule HC-R (or successor form) that the related capital measure has been failed and each such ratio will be determined as required pursuant to Appendix A to Regulation Y of the Federal Reserve Board, 12 C.F.R. Part 225.

“Early Termination Event” means the dissolution of the Issuer Trust and the distribution of the Notes held by or on behalf of the Issuer Trust to the holders of the Trust Securities in accordance with Section 9.4 of the Declaration of Trust.

“Failed Remarketing” means a Final Remarketing that is not Successful.

“Final Remarketing” means (i) a Remarketing for a settlement date on November 21, 2012 (or if such day is not a Business Day, the immediately succeeding Business Day), (ii) in the case of an Early Remarketing, the fifth scheduled Remarketing or (iii) in the case of an Early Remarketing in connection with clause (v) of the definition of Early Settlement Event, the first Remarketing.

“Fixed Rate Reset Cap”, as of any Remarketing Settlement Date, means the prevailing market yield, as determined by the Remarketing Agent, of the benchmark U.S. treasury security having a remaining maturity that most closely corresponds to the period from such date until the earliest date on which the Notes may be redeemed at the option of the Company in the event of a Successful Remarketing, plus 350 basis points, or 3.500%, per annum.

“Floating Rate Reset Cap” means 300 basis points, or 3.000%, per annum.

“Global Notes” has the meaning specified in Section 2.4.

“Guarantee Agreement” means the Guarantee Agreement between the Company, as Guarantor and U.S. Bank National Association, as Guarantee Trustee named thereunder, dated as of October 25, 2006.

“Interest Payment Date” shall have the meaning specified in Section 5.1.

“Interest Period” means the period from and including the most recent Interest Payment Date to which interest has been paid or duly made available for payment (or October 25, 2006 if no interest has been paid or been duly made available for payment) to, but excluding, the next succeeding Interest Payment Date or, if earlier, then the Stated Maturity Date of the Notes.

“Market Disruption Event” means the occurrence or existence of any of the following events or sets of circumstances:

(i) the Company would be required to obtain the consent or approval of its shareholders or a regulatory body (including, without limitation, any securities exchange) or governmental authority to issue shares of common stock, rights to purchase common stock or perpetual preferred stock and the Company fails to obtain that consent or approval notwithstanding the Company’s commercially reasonable efforts to obtain that consent or approval, or the Federal Reserve instructs the Company not to sell or offer for sale such securities at such time;

(ii) trading in securities generally on the New York Stock Exchange or any other national securities exchange or over-the-counter market on which the Company’s common stock or preferred stock is then listed or traded shall have been suspended or the settlement of such trading generally shall have been materially disrupted ;

(iii) a banking moratorium shall have been declared by the federal or state authorities of the United States such that market trading in the common stock or preferred stock of the Company has been disrupted or ceased;

(iv) a material disruption shall have occurred in commercial banking or securities settlement or clearance services in the United States such that market trading in the common stock or preferred stock of the Company has been disrupted or ceased;

(v) the United States shall have become engaged in hostilities, there shall have been an escalation in hostilities involving the United States, there shall have been a declaration of a national emergency or war by the United States or there shall have occurred any other national or international calamity or crisis such that market trading has been disrupted or ceased;

(vi) there shall have occurred such a material adverse change in general domestic or international economic, political or financial conditions, including without limitation as a result of terrorist activities, or the effect of international conditions on the financial markets in the United States shall be such, as to make it, in the Company’s reasonable judgment, impracticable or inadvisable to proceed with the offer and sale of shares of its common stock or preferred stock; or

(vii) an event occurs and is continuing as a result of which the offering document for such offer and sale of securities would, in the Company’s judgment, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and either (a) the disclosure of that event at such time, in the Company’s judgment, is not otherwise required by law and would have a material adverse effect on the Company’s business or (b) the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede the Company’s ability to consummate such transaction, provided that no single suspension period contemplated by this subsection (vii) shall exceed 90 consecutive days and multiple suspension periods contemplated by this subsection (vii) shall not exceed an aggregate of 180 days in any 360-day period.

“Notes” has the meaning specified in Section 2.1.

“Paying Agent”, when used with respect to the Notes, The Bank of New York Trust Company, N.A. or any other Person authorized by the Company to pay the principal of (and premium, if any) or interest on any Securities on behalf of the Company.

“Paying Agent Office” means the office of the applicable Paying Agent at which at any particular time its corporate agency business shall principally be administered in a Place of Payment, which office at the date hereof in the case of The Bank of New York Trust Company, N.A., in its capacity as Paying Agent with respect to the Notes under the Indenture and this Supplemental Indenture, is located at 100 Ashford Center North, Suite 520, Atlanta, Georgia 30338, Attention: Corporate Trust Department.

“PPS” means each of the Normal PPS, the Stripped PPS and the Capital PPS.

“Preferred Stock” means the Perpetual Preferred Stock, Series B, $100,000 liquidation preference per share, of the Company.

“qualified floating rate” has the meaning specified in Section 3.3(a)(iii).

“Released Note” has the meaning specified in Section 2.4(d).

“Remarketed Note” has the meaning specified in Section 2.4(c).

“Remarketing” means a remarketing of Notes pursuant to Article III and the Remarketing Agreement.

“Remarketing Period” means the five Business Day Period beginning on the seventh Business Day preceding each of November 21, 2011 and February 18, 2012, May 21, 2012, August 21, 2012 and November 21, 2012 (or if any such day is not a Business Day, the preceding Business Day) until the settlement of a Successful Remarketing, or if an Early Settlement Event shall have occurred, each of the periods determined in accordance with Section 3.4.

“Remarketing Settlement Date” means the February 18, May 21, August 21 or November 21 following a Successful Remarketing (or if any such day is not a Business Day, the preceding Business Day).

“Reset Rate” means, if the Notes are remarked as fixed rate notes, the rate of interest on the Notes, if any, set in a Remarketing, as specified in Section 3.3(a).

The “Remarketing Value“ of each Note will be equal to the present value on the Remarketing Settlement Date of an amount equal to the principal amount of, plus the interest payable on, such Note on the next Regular Distribution Date, including any deferred interest, assuming for this purpose, even if not true, that the interest rate on the Notes remains at the rate in effect immediately prior to the Remarketing and all accrued and unpaid interest on the Notes is paid in cash on such date, determined using a discount rate of 5.097% per annum.

“Reset Spread” means, if the Notes are remarked as floating rate notes, the spread, if any, set in a Remarketing, as specified in Section 3.3(a).

“Responsible Officer” means, when used with respect to The Bank of New York Trust Company, N.A. in its capacity as Paying Agent, any officer within the Corporate Trust Department (or any successor department, unit or division of The Bank of New York Trust Company, N.A.) assigned to the Paying Agent Office of The Bank of New York Trust Company, N.A., in its capacity as Paying Agent, who has direct responsibility for the administration of the Paying Agent functions of the Indenture and this Supplemental Indenture.

“Securities Intermediary” The Bank of New York Trust Company, N.A., as Securities Intermediary under the Collateral Agreement until a successor Securities Intermediary shall have become such pursuant to the applicable provisions of the Collateral Agreement, and thereafter “Securities Intermediary” shall mean the Person who is then the Securities Intermediary thereunder.

“Securities Registrar Office” means the office of the applicable Securities Registrar at which at any particular time its corporate agency business shall principally be administered, which office at the date hereof in the case of The Bank of New York Trust Company, N.A., in its capacity as Securities Registrar under the Indenture, is located at 100 Ashford Center North, Suite 520, Atlanta, Georgia 30338, Attention: Corporate Trust Department.

“Securities Act” means the Securities Act of 1933 (or any successor statute), as it may be amended from time to time.

“Stated Maturity Date” means December 15, 2042 or such earlier date as may be specified by the Company following a Remarketing in accordance with Article III.

“Stock Purchase Contract Agreement” means the Stock Purchase Contract Agreement, dated as of October 25, 2006, between the Company and the Issuer Trust (acting through the Property Trustee).

“Subjected Note” has the meaning specified in Section 2.4(e).

“Successful” has the meaning specified in Section 3.5(a).

“Supplemental Indenture” means this instrument as originally executed or as it may form time to time be supplemented or amended by one or more agreements supplemental hereto entered into pursuant to the applicable provisions hereof.

“Unsuccessful” has the meaning specified in Section 3.5(b).

“Underwriting Agreement” means the Underwriting Agreement, dated October 18, 2006, among the Issuer Trust, the Company, and the underwriters named therein.

ARTICLE II

GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 2.1 Designation, Principal Amount and Authorized Denomination.

There is hereby authorized a series of Securities designated the Remarketable Junior Subordinated Notes due 2042 (the “Notes”), limited in aggregate principal amount to $501,000,000, which amount to be issued shall be as set forth in any Company Order for the authentication and delivery of Notes pursuant to the Indenture. The denominations in which Notes shall be issuable is $1,000 principal amount and integral multiples thereof.

Section 2.2 Maturity.

The Stated Maturity of the Notes will be December 15, 2042, subject to change as provided in Article III.

Section 2.3 Form and Payment.

Except as provided in Section 2.4, the Notes shall be issued in fully registered definitive form without interest coupons. Principal of and interest on the Notes issued in definitive form will be payable, the transfer of such Notes will be registrable and such Notes will be exchangeable for Notes bearing identical terms and provisions and notices and demands to or upon the Company in respect of the Notes and the Indenture, as supplemented by this Supplemental Indenture, may be served at the Corporate Trust Office of the Trustee, and the Company appoints the Trustee as its agent for the foregoing purposes; provided that payment of interest may be made at the option of the Company by check mailed to the Holder at such address as shall appear in the Securities Register or by wire transfer in immediately available funds to the bank account number of the Holder specified in writing by the Holder and entered in the Securities Register by the Securities Registrar. Notwithstanding the foregoing, so long as the Holder of any Note is the Collateral Agent or the Custodial Agent, the payment of the principal of and interest (including expenses and taxes of the Issuer Trust set forth in Section 4.1, if any) on such Notes held by the Collateral Agent or the Custodial Agent will be made at the Paying Agent Office or such place and to such account as may be designated in writing by the Collateral Agent or the Custodial Agent, as the case may be. The Notes may be presented for registration of transfer or exchange at the Securities Registrar Office.

Section 2.4 Notes Held by Collateral Agent and Custodial Agent; Global Notes; Adjustment of Global Notes.

(a) The Notes shall be issued initially in fully registered form in the name of the Securities Intermediary and the Custodial Agent, in their respective capacities as such. For so long as such Notes are held by the Collateral Agent and the Custodial Agent, each such Note shall represent the principal amount so indicated in the Securities Register, provided that the aggregate principal amount of all such Notes shall at all times equal the principal amount issued in accordance with Section 2.1.

(b) At any time on or after the first to occur of the Remarketing Settlement Date, an Early Termination Event or the redemption of the Capital PPS by the Issuer Trust in exchange for Notes, the Notes in definitive form may be presented to the Securities Registrar for exchange for one or more global Notes in an aggregate principal amount equal to the aggregate principal amount of the Notes so presented (a “Global Note”), to be registered in the name of the Depositary, or its nominee, and delivered to the Depositary for crediting to the accounts of its participants pursuant to the instructions of the Administrative Trustees. The Company upon any such presentation shall execute one or more Global Notes in such aggregate principal amount and deliver the same to the Trustee for authentication and delivery in accordance with the Indenture. The Trustee, upon receipt of such Global Notes, together with an Officers’ Certificate requesting authentication, will authenticate such Global Notes and deliver them to the Securities Registrar, as custodian for the Depositary. Payments on the Notes issued as Global Notes will be made to the Depositary.

(c) In the event that (i) any Pledged Notes for which no election has been validly made pursuant to Section 8.02(a) of the Collateral Agreement are to be released from the Pledge and transferred to the Remarketing Agent pursuant to Section 8.02(b) of the Collateral Agreement or (ii) any Pledged Notes for which an election has been validly made pursuant to Section 8.03(a) of the Collateral Agreement are to be delivered to the Remarketing Agent pursuant to Section 8.03(b) of the Collateral Agreement (collectively, the “Remarketed Notes”), such transfers shall be evidenced by an endorsement by the Securities Registrar on the Notes held by the Collateral Agent and the Custodial Agent, respectively, reflecting a reduction in the principal amount of such Notes equal in amount to the principal amount of the Remarketed Notes. The Securities Registrar shall confirm any such reduced principal amount by faxing or otherwise delivering a photocopy of such endorsement made on the Notes evidencing such reduced or increased principal amount to the Trustee at the facsimile number or address of the Property Trustee provided for notices to the Property Trustee in the Collateral Agreement (or at such other facsimile number or address as the Trustee shall provide to the Securities Registrar). Upon receipt of such confirmation, the Trustee shall instruct the Securities Registrar to increase the principal amount of a Global Note in an amount equal to the aggregate principal amount of the Remarketed Notes by an endorsement made by the Securities Registrar on such Global Note to reflect such increase.

(d) In the event that any Pledged Note is to be released from the Pledge and transferred to the Custodial Account pursuant to Section 6.02(a) of the Collateral Agreement (a “Released Note”), as a result of the exchange of Normal PPS and Qualifying Treasury Securities for Stripped PPS and Capital PPS as provided in Section 6.02(a) of the Collateral Agreement, such transfer shall be evidenced by an endorsement by the Collateral Agent or the Securities Registrar on the Note held by the Collateral Agent reflecting a reduction in the principal amount of such Note equal in amount to the principal amount of the Released Note. The Collateral Agent shall confirm any such reduced principal amount by faxing or otherwise delivering a photocopy of such endorsement made on the Note evidencing such reduced principal amount to the Trustee at the facsimile number or address of the Trustee provided for notices to the Property Trustee in the Collateral Agreement (or at such other facsimile number or address as the Property Trustee shall provide to the Collateral Agent). Upon receipt of such confirmation, the Trustee shall instruct the Custodial Agent or Securities Registrar to increase the principal amount of a Global Note held by the Custodial Agent in an amount equal to the reduced principal amount by an endorsement made by the Custodial Agent or Securities Registrar on such Global Note to reflect such increase.

(e) In the event that a Note is transferred to the Collateral Account pursuant to Section 6.03(b)(i) of the Collateral Agreement (a “Subjected Note”) in connection with the exchange of Stripped PPS and Capital PPS for Normal PPS and Qualifying Treasury Securities as provided in Section 6.03 of the Collateral Agreement, such transfer shall be evidenced by an endorsement by the Collateral Agent or the Securities Registrar on the Note held by the Collateral Agent reflecting an increase in the principal amount of such Note equal in amount to the principal amount of such Subjected Note. The Collateral Agent shall confirm any such increased principal amount by faxing or otherwise delivering a photocopy of such endorsement made on the Note evidencing such increased principal amount to the Trustee at the facsimile number or address of the Trustee provided for notices to the Trustee in the Collateral Agreement (or at such other facsimile number or address as the Trustee shall provide to the Collateral Agent). Upon receipt of such confirmation, the Trustee shall instruct the Custodial Agent or the Securities Registrar to decrease the principal amount of a Global Note held by the Custodial Agent in an amount equal to the increased principal amount by an endorsement made by the Custodial Agent or Securities Registrar on such Global Note to reflect such decrease.

Section 2.5 Interest.

(a) Each Note will bear interest as provided in the form of Notes set forth in Section 5.1.

(b) The Company shall have the right to defer the payment of interest on the Notes, as provided in Section 3.11 of the Indenture, for one or more Extension Periods extending to not later than 14 consecutive Interest Payment Dates (or the equivalent if interest periods are not at the time semi-annual), i.e., seven years after the commencement of such Extension Period. The Paying Agent shall give notice of the Company’s election to begin or extend any Extension Period to the Holders of the Outstanding Notes in the form of a notice thereof as shall have been prepared by the Company and furnished to the Paying Agent.

(c) If on the Stock Purchase Date the Company has not paid in cash all interest accrued on the Notes and there is a Failed Remarketing, the Company will pay the Issuer Trust such deferred interest on the Stock Purchase Date in subordinated notes that have a principal amount equal to the aggregate amount of deferred interest as of the Stock Purchase Date, mature on the later of December 15, 2014 and five years after commencement of the related Extension Period, bear interest at a rate per annum equal to the rate of interest originally in effect on the Notes (subject to deferral on the same basis as the Notes, are subordinate and rank junior in right of payment and upon liquidation to the Company’s obligations to the holders of Senior Debt of the Company on the same basis as the Notes and are redeemable by the Company at any time or from time to time prior to their stated maturity at a redemption price equal to the principal amount thereof plus any accrued and unpaid interest to the date of redemption; provided that the Company shall register such subordinated notes under the Securities Act prior to the delivery thereof to the Property Trustee unless they may be so delivered pursuant to an exemption from registration thereunder.

Section 2.6 Redemption of the Notes.

(a) The Notes shall not be subject to the right of redemption specified in Section 11.7 of the Indenture.

(b) The Company may from time to time redeem Notes, in whole or in part, at any date on or after December 15, 2015, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, including deferred interest (if any), to the date of redemption, in accordance with Article XI of the Indenture. In connection with a Remarketing, the Company may change the date after which it may redeem Notes to a later date or change the redemption price in accordance with Article III.

(c) The Notes are not entitled to any sinking fund payments.

Section 2.7 Notice of Defaults.

So long as any Notes are held by or on behalf of the Issuer Trust, the Trustee shall provide to the holders of the Normal PPS, Trust Common Securities and Capital PPS such notices as it shall from time to time provide under Section 6.2 of the Indenture. In addition, the Trustee shall provide to the holders of the Normal PPS, Trust Common Securities and Capital PPS notice of any Event of Default or event that, with the giving of notice or lapse of time, or both, would become an Event of Default with respect to the Notes within 30 days after the actual knowledge of a Responsible Officer of the Trustee of such Event of Default or other event.

Section 2.8 Securities Registrar; Paying Agent; Delegation of Trustee Duties.

(a) The Company appoints The Bank of New York Trust Company, N.A., as Securities Registrar and Paying Agent with respect to the Notes for so long as it shall act as Collateral Agent and Custodial Agent and is the Holder of the Notes in any of such capacities.

(b) Notwithstanding any provision contained herein, to the extent permitted by applicable law, the Trustee may delegate its duty to provide such notices and to perform such other duties as may be required to be provided or performed by the Trustee under the Indenture and this Supplemental Indenture, and, to the extent such obligation has been so delegated, the Trustee shall not be responsible for monitoring the compliance of, nor be liable for the default or misconduct of, any such designee.

Section 2.9 Additional Covenants of the Company.

(a) The Company covenants and agrees with each Holder of the Notes that if it defers payment of interest on any Interest Payment Date on or prior to the Stock Purchase Date, commencing with the date two years after the beginning of such Extension Period, the Company shall pay such deferred interest only out of the net proceeds of shares of its common stock or non-cumulative perpetual preferred stock it receives during the 180 days preceding the date of payment of such deferred interest, that it shall notify the Federal Reserve if this covenant is applicable, and, subject to the approval of the Federal Reserve, that it shall continuously use its Commercially Reasonable Efforts to sell shares of its common stock or non-cumulative perpetual preferred stock not later than the termination of such Extension Period in an amount so that the net proceeds of such sale, when applied to such deferred payments of interest, will cause such unpaid deferred interest payments to be paid in full and (unless the Federal Reserve instructs otherwise) apply the proceeds of such sale to pay the deferred amounts (provided that the Company shall not in any event be required to pay interest on the Notes at the time when the payment of such interest would violate the terms of any securities issued by the Company or any of its subsidiaries or the terms of a contract binding on the Company or any of its subsidiaries); provided, however, that the forgoing covenant shall not apply with respect to any interest on the Notes that is deferred and unpaid as of the date of a consummation of any business combination where, immediate following its consummation, over 50% of the surviving entity’s voting stock is owned by the shareholders of the other party to the business combination. For the avoidance of doubt, the Company’s failure to raise sufficient eligible proceeds or its use of other sources to fund such deferred interest payments in accordance with the foregoing covenant, by itself, shall not constitute an Event of Default under the Indenture, as supplemented hereby.

(b) Notwithstanding Section 2.9(a), if the Company is required to conduct a sale of shares of its common stock and/or non-cumulative perpetual preferred stock in order to pay amounts due and payable under any instruments or other securities that rank pari passu as to interest or distributions with the Notes, then the Company shall apply such proceeds to deferred interest payments on the Notes, on the one hand, and such other pari passu securities, on the other hand, on a ratable basis in proportion to the total amounts that are due on the Notes and such securities before the Company shall be relieved of its obligation to conduct the sale and shares of its common stock and/or non-cumulative perpetual preferred stock and apply the proceeds thereof to such securities.

(c) If the Company issues subordinated notes in respect of deferred interest payments pursuant to Section 2.5(c) or in respect of deferred contract payments pursuant to Section 2.7(c) of the Stock Purchase Contract Agreement, Sections 2.9(a) and (b) will apply to the payment of interest on and principal of these subordinated notes except that references to termination of the Extension Period shall instead be to the maturity date of these subordinated notes.

(d) Notwithstanding anything in the Indenture or the Notes, the Company covenants and agrees with each Holder of the Notes that it shall not incur any additional indebtedness for borrowed money that by its terms ranks pari passu in all respects with or junior in interest to the Notes except in compliance with the then applicable regulations and guidelines of the Federal Reserve.

ARTICLE III

REMARKETING AND RATE RESET PROCEDURES

Section 3.1 Obligation to Conduct Remarketing and Related Requirements.

(a) The Company and the Property Trustee (on behalf of the Issuer Trust) shall appoint the Remarketing Agent and entered into a Remarketing Agreement prior to the first Remarketing to effect the Remarketing of the Notes upon the terms, conditions and other provisions provided therein and in the Declaration of Trust and the Collateral Agreement.

(b) The Remarketing Agreement shall provide that the Company and the Remarketing Agent agree to use commercially reasonable efforts to effect the Remarketing of the Notes as described in this Article III, and in connection therewith, the Remarketing Agent will use its commercially reasonable efforts to obtain a price for all the Remarketed Notes that results in proceeds, net of any remarketing fee, of at least 100% of their aggregate Remarketing Value. If in the judgment of counsel to the Company or the Remarketing Agent it is necessary for a registration statement covering the Notes to have been filed and have become effective under the Securities Act in order to effect the Remarketing, then the Company shall (i) use commercially reasonable efforts to ensure that a registration statement covering the full principal amount of Notes to be remarketed shall have become effective in a form that will enable the Remarketing Agent to rely on it in connection with the Remarketing or (ii) effect such Remarketing pursuant to Rule 144A (if available) under the Securities Act or another available exemption from the registration requirements under the Securities Act.

(c) On any day other than the last day of a Remarketing Period, the Company shall have the right, in its absolute discretion and without prior notice to the Holders, to postpone the Remarketing until the following Business Day.

Section 3.2 Company Decisions in Connection with Remarketing.

In connection with Remarketings, the Company shall have the right hereunder, subject to Section 3.3(a), without the consent of any Holder of the Notes, to change certain terms of the Notes as provided below in this Section 3.2. By not later than the 21st day prior to the first day of each Remarketing Period, the Company will specify the following information or decisions in a notice to the Remarketing Agent, the Collateral Agent, the Custodial Agent, the Property Trustee (on behalf of the Issuer Trust) and the Trustee (clauses (a) through (e) applying only if the Remarketing is Successful and clause (f) applying only in the case of a Failed Remarketing):

(a) whether the Stated Maturity Date will remain at December 15, 2042 or will be changed to an earlier date (specifying such date if applicable); provided that the Stated Maturity Date may not be changed to a date earlier than the earlier of (i) December 15, 2015 and (ii) if the Remarketing Settlement Date occurs during an Extension Period, the seventh anniversary of the first day of such Extension Period; and provided, further, that no redemption price may be less than the principal plus accrued and unpaid interest (including Additional Interest) on the Notes;

(b) whether to change the date after which the Notes will be redeemable at the Company’s option and the redemption price or prices; provided that no redemption date for the Notes may be earlier than the earlier of (i) December 15, 2015 and (ii) if the Remarketing Settlement Date occurs during an Extension Period, the seventh anniversary of the first day of such Extension Period;

(c) whether, in connection with an Early Remarketing that is not the first scheduled Remarketing, the Company is exercising its right under Section 7.2 to cause the subordination provisions in the Indenture to cease to apply to the Notes, if the Remarketing is Successful, from and after the Remarketing Settlement Date and if so, whether it also elects that the Notes shall no longer be subject to the interest deferral provisions of Section 3.11 of the Indenture;

(d) whether the Notes will be remarketed as fixed rate notes or floating rate notes;

(e) if the Notes will be remarketed as floating rate notes, the applicable index (which must be a qualified floating rate) and the interest payment dates and manner of calculation of interest on the Notes, which the Company may change to correspond with the market conventions applicable to notes bearing interest at rates based on the applicable index; and

(f) whether following a Failed Remarketing:

(i) the Stated Maturity Date will remain at December 15, 2042 or will be changed to an earlier date, which date shall not be earlier than December 15, 2015 (specifying such date if applicable); and

(ii) the date after which the Notes will be redeemable at the Company’s option will be changed (which date shall not be earlier than December 15, 2015) and the redemption price or prices;

provided that if the Failed Remarketing occurs during an Extension Period any changed Stated Maturity Date of the Notes determined pursuant to clause (i) or early redemption date determined pursuant to clause (ii) may not be earlier than the seventh anniversary of the first day of such Extension Period.

Any such elections made by the Company pursuant to clauses (a) through (e) shall, upon successful completion of a Remarketing, automatically apply and come into effect in respect of the Notes as of the Remarketing Settlement Date and any such elections made by the Company pursuant to clause (f) in connection with a Failed Remarketing shall come into effect in respect of the Notes upon the announcement by the Company that the Final Remarketing is a Failed Remarketing.

Section 3.3 Reset of Interest Rate in Connection with Remarketings and Related Changes in Terms.

(a) As part of and in connection with each Remarketing, the Remarketing Agent shall determine the Reset Rate or Reset Spread on the Notes, subject to Sections 3.3(b) through (e), pursuant to the Remarketing Agreement and in accordance with the other provisions of this Article III, that will apply to all Notes (whether or not sold in the Remarketing) if such Remarketing is Successful for each Interest Period or portion thereof commencing on or after such Remarketing Settlement Date, subject to the following provisions and limitations:

(i) in connection with a Remarketing that is not a Final Remarketing, (A) if the Notes are remarketed as fixed rate notes, the Reset Rate may not exceed the Fixed Rate Reset Cap and (B) if the Notes are remarketed as floating rate notes, the Reset Spread may not exceed the Floating Rate Reset Cap;

(ii) the interest rate on the Notes may not at any time be less than 0% per annum; and

(iii) if (A) the interest rate on the Notes is not a fixed rate or a “qualified floating rate” (as defined in U.S. Treasury regulations section 1.1275-5(b)), (B) interest on the Notes is not unconditionally payable at intervals of no more than one year through the remaining term of the Notes, or (C) the redemption price of the Notes is not their principal amount (disregarding a customary call premium that is fixed or objectively determinable based on a qualified floating rate), then the Company shall have received a written opinion of King & Spalding or other nationally recognized tax counsel experienced in such matters to the effect that the discussion contained in the Prospectus under the heading “Certain U.S. Federal Income Tax Consequences” is materially correct, taking into account all of the terms of the Notes following the Remarketing.

(b) If the Remarketing has been determined to be Successful in accordance with Section 3.5(a), by approximately 4:30 P.M., New York City time, on the date of such Successful

Remarketing, the Remarketing Agent shall notify the Company, the Collateral Agent, the Custodial Agent, the Property Trustee (on behalf of the Issuer Trust) and the Trustee that the Remarketing was Successful and the Reset Rate or Reset Spread determined as part of such Remarketing in accordance with this Article III.

(c) If a Remarketing is Successful, then commencing with the related Remarketing Settlement Date the interest rate on the Notes shall be reset to the rate, determined in accordance with this Article III pursuant to such Remarketing and the other changes, if any, in the terms of the Notes as notified by the Company pursuant to Section 3.2, shall become effective in accordance with this Article III.

(d) If a Remarketing other than the Final Remarketing is not Successful:

(i) no Notes will be sold in such Remarketing;

(ii) the interest rate will remain unchanged unless and until it is reset pursuant to a subsequent Remarketing in accordance with this Article III;

(iii) the other changes, if any, in the terms of the Notes, as notified by the Company pursuant to Section 3.2, shall not become effective; and

(iv) the Company and the Remarketing Agent shall attempt another Remarketing during the next Remarketing Period.

(e) Upon the occurrence of a Failed Remarketing:

(i) no Notes will be sold in such Remarketing and no further attempts at Remarketing shall be made;

(ii) the interest rate will remain unchanged and the Notes will continue to bear interest at the interest rate otherwise in effect, payable on the dates set forth in the Notes, subject to Section 2.5(b);

(iii) the other changes, if any, in the terms of the Notes as notified by the Company pursuant to clauses (a) through (e) of the second sentence of Section 3.2, shall not become effective;

(iv) the Stated Maturity Date and early redemption date for the Notes will change in accordance with clause (f) of the second sentence of Section 3.2, as applicable;

(v) in the case of Notes corresponding to Normal PPS and Trust Common Securities, such Notes will be applied in satisfaction of the Issuer Trust’s obligations under Stock Purchase Contracts in accordance with the Collateral Agreement; and

(vi) in the case of Notes corresponding to Capital PPS, such Notes will be returned to the Custodial Agent in accordance with the Collateral Agreement.

Section 3.4 Early Remarketing.

If an Early Settlement Event occurs prior to the Stock Purchase Date, the Remarketing Periods shall be the five Business Day periods commencing on the seventh Business Day prior to the next Remarketing Settlement Date that is at least 30 days after the occurrence of such Early Settlement Event, and concluding with the earlier to occur of the fifth such date and a Successful Remarketing; provided that in the case of an Early Settlement Event of the type described in clause (v) of the definition of such term, there shall be only one Remarketing Period and the Reset Rate or Reset Spread shall not be subject to the Fixed Rate Reset Cap or Floating Rate Reset Cap, as the case may be, and if the Remarketing conducted on such date is not Successful, it shall be a Failed Remarketing and the Stock Purchase Date shall be the next succeeding March 15, June 15, September 15 or December 15 (or if such day is not a Business Day, the next Business Day).

Section 3.5 Company Announcements.

(a) If by 4:00 P.M., New York City time, on any Business Day during a Remarketing Period the Remarketing Agent has found buyers for all of the Notes offered in the Remarketing in accordance with this Article III, a “Successful” Remarketing shall be deemed to have occurred. In the event of a Successful Remarketing, the Company shall issue a press release through Bloomberg Business News or other reasonable means of distribution stating that such Remarketing was Successful and specifying the Reset Rate or Reset Spread and shall post such information on its website on the World Wide Web.

(b) If, by 4:00 P.M., New York City time, on the last day of any Remarketing Period the Remarketing Agent is unable to find buyers for all of the Notes offered in such Remarketing, including any Remarketing that would qualify as a Final Remarketing, in accordance with this Article III, an “Unsuccessful” Remarketing shall be deemed to have occurred. In the event of an Unsuccessful Remarketing, the Company shall issue a press release through Bloomberg Business News or other reasonable means of distribution stating that such Remarketing was an Unsuccessful Remarketing, and publish such information on its website on the World Wide Web.

(c) If on any Business Day during a Remarketing Period other than the last day thereof the Company has determined to postpone the Remarketing until the next Business Day, the Company shall issue a press release through Bloomberg Business News or other reasonable means of distribution stating that such Remarketing has been postponed and shall post such information on its website on the World Wide Web.

Section 3.6 Supplemental Indenture.

Notwithstanding any provision of the Indenture to the contrary, the Company and the Trustee may enter into a supplemental indenture without the consent of any Holder of the Notes to reflect any modifications to the terms of the Notes pursuant to the terms of this Article III and to provide for the exchange of the Notes for Notes in the form reflecting such modifications and adopted pursuant to such supplemental indenture.

ARTICLE IV

EXPENSES

Section 4.1 Expenses.

In connection with the offering, sale and issuance of the Notes to the Issuer Trust on behalf of the Issuer Trust and in connection with the sale of the Trust Securities by the Issuer Trust, the Company, in its capacity as borrower with respect to the Notes, shall:

(a) pay all costs and expenses relating to the offering, sale and issuance of the Notes, including commissions to the underwriters payable pursuant to the Underwriting Agreement and compensation of the Trustee under this Supplemental Indenture in accordance with the provisions of this Supplemental Indenture; and

(b) be responsible for and shall pay all debts and obligations (except for any amounts owed to Holders of the PPS in their respective capacities as Holders) and all costs and expenses of the Issuer Trust (including, but not limited to, costs and expenses relating to the organization, maintenance and dissolution of the Issuer Trust), the offering, sale and issuance of the Trust Securities (including commissions to the underwriters in connection therewith), the fees and expenses (including reasonable counsel fees and expenses) of the Property Trustee, the Delaware Trustee, the Administrative Trustees, the Securities Registrar, and the Paying Agent, the costs and expenses relating to the operation of the Issuer Trust, including, without limitation, costs and expenses of accountants, attorneys, statistical or bookkeeping services, expenses for printing and engraving and computing or accounting equipment, paying agent(s), registrar(s), transfer agent(s), duplicating, travel and telephone and other telecommunications expenses and costs and expenses incurred in connection with the acquisition, financing, and disposition of Issuer Trust assets and the enforcement by the Property Trustee of the rights of the Holders of the Notes.

The Company’s obligations under this Section 4.1 shall be for the benefit of, and shall be enforceable by, any person to whom such debts, obligations and costs are owed (a “Creditor”) whether or not such Creditor has received notice hereof. Any such Creditor may enforce the Company’s obligations under this Section 4.1 directly against the Company and the Company irrevocably waives any right or remedy to require that any such Creditor take any action against the Issuer Trust or any other Person before proceeding against the Company. The Company agrees to execute such additional agreements as may be necessary or desirable in order to give full effect to the provisions of this Section 4.1.

ARTICLE V

FORM OF NOTE

Section 5.1 Form of Notes.

The Notes are to be substantially in the following form and shall bear any legend required by Section 2.4 of the Indenture:

No.	Principal Amount: $
Issue Date:	CUSIP No.:

SUNTRUST BANKS, INC.

REMARKETABLE JUNIOR SUBORDINATED NOTE DUE 2042

SUNTRUST BANKS, INC., a corporation organized and existing under the laws of Georgia (hereinafter called the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to                             , or registered assigns, the principal sum of                              Dollars on December 15, 2042 or such earlier date as may be specified by the Company following a Remarketing (such date is hereinafter referred to as the “Stated Maturity Date”). The Company further promises to pay interest on said principal sum from October 15, 2006, or from the most recent interest payment date (each such date, an “Interest Payment Date”) on which interest has been paid or duly provided for (subject to deferral as set forth herein), semi-annually in arrears on June 15 and December 15 of each year, commencing June 15, 2007, and on the Stock Purchase Date in the event of a Failed Remarketing if not otherwise an Interest Payment Date, at the rate of 5.588% per annum (or after the Remarketing Settlement Date at such rate per annum as may be established in the Remarketing), until the principal hereof shall have become due and payable, plus Additional Interest, if any, until the principal hereof is paid or duly provided for or made available for payment. The amount of interest payable for any period less than a full Interest Period shall be calculated on the basis of a 360-day year consisting of twelve 30-day months. In the event that any date on which interest is payable on this Note is not a Business Day, then a payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), in each case with the same force and effect as if made on the date the payment was originally payable. A “Business Day” shall mean any day other than a Saturday, Sunday, or any other day on which banking institutions and trust companies in New York, New York, Atlanta, Georgia or Wilmington, Delaware, are permitted or required by any applicable law to close. The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest installment, which shall be the date that is the last day of the month immediately preceding the month in which such Interest Payment Date falls (whether or not a Business Day). Any such interest installment not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

If the principal amount hereof or any portion of such principal amount is not paid when due (whether upon acceleration, upon the date set for payment of the Redemption Price or upon the Stated Maturity Date) or if interest due hereon (or any portion of such interest), is not paid when due, then in each such case the overdue amount shall, to the extent permitted by law, bear interest at the rate then borne by this Note for the applicable Interest Period, compounded at the end of such Interest Period, which interest shall accrue from the date such overdue amount was originally due to the date payment of such amount, including interest thereon, has been made or duly provided for. All such interest shall be payable as set forth in the Indenture.

So long as no Event of Default has occurred and is continuing, the Company shall have the right at any time during the term of this Note to defer payment of interest on this Note, at any time or from time to time, for up to 14 consecutive semi-annual Interest Periods (or the equivalent thereof, if the Interest Periods are not then semi-annual) with respect to each deferral period (each an “Extension Period”), during which Extension Periods the Company shall have the right to make partial payments of interest on any Interest Payment Date, and at the end of which the Company shall pay all interest then accrued and unpaid (together with Additional Interest thereon to the extent permitted by applicable law); provided that no Extension Period shall extend beyond the Stated Maturity of the principal of this Note; provided, further, that during any such Extension Period, the Company shall not, and shall not permit any Subsidiary of the Company to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of the Company’s capital stock, (ii) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt security of the Company that ranks pari passu in all respects with or junior in interest to the Note (except for partial payments of interest with respect to this Note) or (iii) make any guarantee payments with respect to any guarantee by the Company of the debt securities of any Subsidiary of the Company that by their terms rank pari passu in all respects with or junior in interest to this Note (other than (a) any repurchase, redemption or other acquisition of shares of the Company’s capital stock in connection with (1) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors, consultants or independent contractors, (2) the satisfaction of the Company’s obligations pursuant to any contract entered into in the ordinary course prior to the beginning of the Extension Period, (3) a dividend reinvestment or stockholder purchase plan, or (4) the issuance of the Company’s capital stock, or securities convertible into or exercisable for such capital stock, as consideration in an acquisition transaction entered into prior to the applicable Extension Period; (b) any exchange, redemption or conversion of any class or series of the Company’s capital stock, or the capital stock of one of its subsidiaries, for any other class or series of the Company’s capital stock, or any class or series of the Company’s indebtedness for any class or series of its capital stock; (c) any purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged; (d) any declaration of a dividend in connection with any rights plan, or the issuance of rights, stock or other property under any rights plan, or the redemption or repurchase of rights pursuant thereto; (e) payments under any the Guarantee Agreement; or (f) any dividend in the form of stock, warrants, options or other rights where the dividend stock or stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock). Prior to the termination of any such Extension Period, the Company may further extend the interest payment period, provided that no Extension Period shall exceed 14 consecutive semi-annual Interest Periods (or the equivalent thereof if this Note is not then bearing interest semi-annually) or extend beyond the Stated Maturity of the principal of this Note. Upon the termination of any such Extension Period and upon the payment of all accrued and unpaid interest then due, the Company may elect to begin a new Extension Period, subject to the above requirements. Subject to the last sentence of this paragraph, no interest shall be due and payable during an Extension Period except at the end thereof. The Company shall give the Trustee and the Paying Agent notice of its election to begin or extend any Extension Period at least ten Business Days prior to the date on which interest on the Notes would be payable but for the election to begin or extend such Extension Period. The Trustee or its designee shall give notice of the Company’s election to begin or extend any Extension Period to the Holders of the Notes to the Administrative Trustees and to the holders of the Capital PPS, and if such election is made prior to the Stock Purchase Date or, if earlier, the Remarketing Settlement Date, to the holders of the Normal PPS. If an Extension Period is in effect on the Stock Purchase Date and there is a Failed Remarketing, then the Company will pay the Holder the deferred interest on the Stock Purchase Date in subordinated notes that (i) have a principal amount equal to the aggregate amount of deferred interest as of the Stock Purchase Date, (ii) mature on the later of December 15, 2014 and five years after the commencement of such Extension Period, (iii) bear interest at a rate per annum equal to the rate of interest originally in effect on the Notes, (iv) are subordinate and rank junior in right of payment and upon liquidation to all of the Company’s senior debt on the same basis as the Notes and (v) are redeemable by the Company at any time prior to their stated maturity and the restrictions set forth in the first sentence of this paragraph shall remain in effect until the Company has paid in full all amounts outstanding under such notes.

Payment of the principal of (and premium, if any) and interest on this Note will be made at the office or agency of the Company maintained for that purpose in the United States, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided that at the option of the Company payment of interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register or (ii) by wire transfer in immediately available funds at such place and to such account as may be designated by the Person entitled thereto as specified in the Securities Register in writing not less than 10 days before the date of the interest payment.

The indebtedness evidenced by this Note is, to the extent provided in the Indenture, subordinate and junior in right of payment and upon liquidation to the prior payment in full of all Senior

Debt, and this Note is issued subject to the provisions of the Indenture with respect thereto; provided that the Company may elect in connection with an Early Remarketing that is not the first scheduled Remarketing (as described on the reverse hereof) at any time effective on or after the Remarketing Settlement Date, that the indebtedness evidenced by this Note shall cease to be subordinate and junior in right of payments to the prior payment in full of all Senior Debt. Each Holder of this Note, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints the Trustee his attorney-in-fact for any and all such purposes. Each Holder hereof, by his acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Debt, whether now outstanding or hereafter incurred, and waives reliance by each such holder upon said provisions.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

SUNTRUST BANKS, INC.

By:
PRESIDENT OR VICE PRESIDENT

Attest:

SECRETARY OR ASSISTANT SECRETARY

CERTIFICATE OF AUTHENTICATION

Dated:

U.S. BANK NATIONAL ASSOCIATION,
not in its individual capacity but solely as Trustee

By:
Authorized Officer

(FORM OF REVERSE OF NOTE)

This Note is one of a duly authorized issue of securities of the Company (herein called the “Notes”), issued and to be issued in one or more series under Junior Subordinated Indenture, dated as of October 25, 2006 (herein called the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as amended and supplemented by the Supplemental Indenture, dated as of October 25, 2006, between the Company and the Trustee (the “Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Trustee, the Company and the Holders of the Notes, and of the terms upon which the Notes are, and are to be, authenticated and delivered. By terms of the Indenture, the Securities are issuable in series that may vary as to amount, date of maturity, rate of interest, rank and in other respects provided in the Indenture.

All terms used in this Note that are defined in the Indenture or in the Amended and Restated Declaration of Trust, dated as of October 25, 2006, as amended (the “Declaration of Trust”), for SunTrust Preferred Capital I among SunTrust Banks, Inc., as Sponsor, the Trustees named therein and the several Holders of the Trust Securities, shall have the meanings assigned to them in the Indenture or the Declaration of Trust, as the case may be.

The Company may at any time, at its option, on or after December 15, 2015, and subject to the terms and conditions of Article XI of the Base Indenture, redeem this Note in whole at any time or in part from time to time, without premium or penalty, at a redemption price equal to 100% of the principal amount hereof plus accrued and unpaid interest including Additional Interest, if any to the Redemption Date.

No sinking fund is provided for the Notes.

This Note shall be remarketed as provided in the Indenture. In connection therewith, the Company may change the Stated Maturity Date, the date after which this Note may be redeemed in whole or in part prior to the Stated Maturity Date at the option of the Company, the rate of interest payable on this Note, the Interest Payment Dates, the manner of calculating interest on this Note and certain other provisions of the Notes, all as set forth in the Indenture and without the consent of any Holder of this Note.

The Indenture contains provisions for satisfaction and discharge of the entire indebtedness of this Note upon compliance by the Company with certain conditions set forth in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the Company and the Trustee at any time to enter into a supplemental indenture or indentures for the purpose of modifying in any manner the rights and obligations of the Company and of the Holders of the Notes, with the consent of the Holders of not less than a majority in principal amount of the Outstanding Notes to be affected by such supplemental indenture. The Indenture also contains provisions permitting Holders of specified percentages in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As provided in and subject to the provisions of the Indenture, if an Event of Default with respect to the Notes at the time Outstanding occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Notes may declare the entire principal amount and all accrued but unpaid interest of all the Notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders), provided that, in the case of Notes issued to and held by SunTrust Preferred Capital I, or any trustee thereof or agent therefor, if upon an Event of Default, the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Notes fails to declare the entire principal and all accrued but unpaid interest of all the Notes to be immediately due and payable, the holders of at least 25% in aggregate liquidation amount of the Capital PPS and, if such declaration occurs prior to the Stock Purchase Date or, if earlier, the Remarketing Settlement Date, the holders of the Normal PPS then outstanding, acting together as a single class, shall have such right by a notice in writing to the Company and the Trustee. Upon any such declaration, such amount of the principal of and the accrued but unpaid interest on all the Notes shall become immediately due and payable, provided that the payment of principal and interest on the Notes shall remain subordinated to the extent provided in Article XIII of the Base Indenture except to the extent otherwise determined in connection with an Early Remarketing. Upon payment (i) of the amount of principal so declared due and payable and (ii) of interest on any overdue principal and overdue interest (in each case to the extent that the payment of such interest shall be legally enforceable), all of the Company’s obligations in respect of the payment of the principal of and interest (including Additional Interest), if any, on this Note shall terminate.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Securities Register, upon surrender of this Note for registration of transfer at the office or agency of the Company maintained under Section 10.2 of the Base Indenture duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Securities Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee shall treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Notes are issuable only in registered form without coupons in minimum denominations of $1,000 and any integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of a different authorized denomination, as requested by the Holder surrendering the same.

The Company and, by its acceptance of this Note or a beneficial interest therein, the Holder of, and any Person that acquires a beneficial interest in, this Note agree to treat for United States Federal income tax purposes (i) the Notes as indebtedness of the company, and (ii) the stated interest on the Notes as ordinary interest income that is includible in the Holder’s or beneficial owner’s gross income at the time the interest is paid or accrued in accordance with the Holder’s or beneficial owner’s regular method of tax accounting, and otherwise to treat the Notes as described in the Prospectus.

The Indenture and this Note shall be governed by and construed in accordance with the laws of the State of New York.

This is one of the Securities referred to in the within mentioned Indenture.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers this Note to:

____________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________

(Insert assignee’s social security or tax identification number)

____________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________

(Insert address and zip code of assignee)

agent to transfer this Note on the books of the Securities Registrar. The agent may substitute another to act for him or her.

Dated:	Signature:

Signature Guarantee:

(Sign exactly as your name appears on the other side of this Note)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Securities Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Securities Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

ARTICLE VI

ORIGINAL ISSUE OF NOTES

Section 6.1 Original Issue of Notes.

Notes in the aggregate principal amount of $501,000,000 may, upon execution of this Supplemental Indenture, be executed by the Company and delivered to the Trustee or an Authenticating Agent for authentication, and the Trustee or an Authenticating Agent shall thereupon authenticate and deliver said Notes in accordance with a Company Order.

Section 6.2 Calculation of Original Issue Discount.

If during any calendar year any original issue discount shall have accrued on the Notes, the Company shall file with each Paying Agent (including the Trustee if it is a Paying Agent) promptly at the end of each calendar year (i) a written notice specifying the amount of original issue discount (including daily rates and accrual periods) accrued on Outstanding Securities as of the end of such year and (ii) such other specific information relating to such original issue discount as may then be relevant under the Internal Revenue Code of 1986, as amended from time to time.

ARTICLE VII

SUBORDINATION

Section 7.1 Senior Debt.

The subordination provisions of Article XIII of the Indenture shall apply; provided that for the purposes of the Notes (but not for the purposes of any other Securities unless specifically set forth in the terms of such Securities), the definition of “Senior Debt” in the Indenture is hereby amended to delete clauses (ii), (iii) and (v), renumber clause (iv) as clause (ii), and add the following:

“(iii) (x) indebtedness that (a) qualifies or is issued to financing vehicles issuing securities that qualify as tier 1 capital of the Company under the capital guidelines of the Federal Reserve or does not at the time of issuance prevent the Company’s Remarketable Junior Subordinated Notes due 2042 (the “Remarketable Notes”) from qualifying as tier 1 capital of the Company under the capital guidelines of the Federal Reserve and (b) by its terms is not superior in right of payment to the Remarketable Notes or to other debt that is pari passu with or junior to the Remarketable Notes; and (y) guarantees of indebtedness described in clause (x) or securities issued by one or more financing vehicles described in clause (x).”

Section 7.2 Company Election to End Subordination.

The Company may elect, at any time effective on or after the Remarketing Settlement Date in connection with an Early Remarketing of the Notes that is not the first scheduled Remarketing, that its obligations under the Notes shall cease to be subordinated obligations, in which case the provisions of Article XIII of the Indenture and, if the Company so elects, Section 3.11 of the Indenture, shall thereafter no longer apply to the Notes. The Company shall give the Trustee and each Paying Agent notice of any such election not later than the effective time, and shall promptly issue a press release through Bloomberg Business News or other reasonable means of distribution.

Section 7.3 Compliance with Federal Reserve Rules.

The Company shall not incur any additional indebtedness for borrowed money that ranks pari passu with or junior to the Notes (if then subject to Article XIII of the Indenture), except in compliance with applicable regulations and guidelines of the Federal Reserve.

Section 7.4 Extension of Rights, Privileges, etc.

Anything contained herein or in the Indenture to the contrary notwithstanding, the rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Effectiveness.

This Supplemental Indenture will become effective upon its execution and delivery.

Section 8.2 Successors and Assigns.

All covenants and agreements in the Indenture, as supplemented and amended by this Supplemental Indenture, by the Company shall bind its successors and assigns, whether so expressed or not.

Section 8.3 Further Assurances.

The Company will, at its own cost and expense, execute and deliver any documents or agreements, and take any other actions that the Trustee or its counsel may from time to time request in order to assure the Trustee of the benefits of the rights granted to the Trustee under the Indenture, as supplemented and amended by this Supplemental Indenture.

Section 8.4 Effect of Recitals.

The recitals contained herein and in the Notes, except the Trustee’s certificates of authentication, shall be taken as the statements of the Company, and neither the Trustee nor any Authenticating Agent assumes any responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture or of the Notes. Neither the Trustee nor any Authenticating Agent shall be accountable for the use or application by the Company of the Notes or the proceeds thereof.

Section 8.5 Ratification of Indenture.

The Indenture as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 8.6 Governing Law.

This Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York.

* * * *

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

SUNTRUST BANKS, INC.

By:
Name:
Title:

Attest:

By:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

Attest:

By: